NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
DISTRIBUTION AGREEMENT
(Class I Shares)

SCHEDULE A

PORTFOLIO
Guardian Portfolio
Large Cap Value Portfolio
Mid Cap Growth Portfolio
Mid Cap Intrinsic Value Portfolio
Short Duration Bond Portfolio
Socially Responsive Portfolio
U.S. Equity Index PutWrite Strategy Portfolio

DATED:  May 1, 2017